Exhibit 99.1

FOR IMMEDIATE RELEASE

November 1, 2011
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800

HEALTH CARE REIT, INC. ANNOUNCES

PUT OPTION AND CONVERSION OPTION NOTIFICATION

FOR 4.75% CONVERTIBLE SENIOR NOTES DUE 2026

Toledo, Ohio, November 1, 2011...Health Care REIT, Inc. (NYSE:HCN) today announced that it is notifying holders of the $125,588,000 outstanding principal amount of its 4.75% Convertible Senior Notes due 2026 (the “Notes”) that they have an option, pursuant to the terms of the Notes, to require the company to purchase, on December 1, 2011, all or a portion of such holders’ Notes (the “Put Option”) at a price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, December 1, 2011.

As required by rules of the Securities and Exchange Commission, the company will file a Tender Offer Statement on Schedule TO later today. The company has prepared a notice to holders (a copy of which is attached as an exhibit to the Schedule TO) with respect to the Put Option specifying the terms, conditions and procedures for exercising the Put Option. The notice is available through The Depository Trust Company (“DTC”) and the Bank of New York Mellon Corporation, which is serving as paying agent. None of the company, its Board of Directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Option.

Noteholders’ opportunity to exercise the Put Option will commence on November 1, 2011, and will terminate at 5:00 p.m., New York City time, on November 30, 2011. Holders may withdraw any previously delivered purchase notice pursuant to the terms of the Put Option at any time prior to 5:00 p.m., New York City time, on November 30, 2011.

Today the company also announced that it is notifying holders of the Notes that they are entitled to convert the Notes into cash and, if applicable, shares of the company’s common stock. Pursuant to the terms of the indenture governing the Notes, the Notes are convertible at any time from, and including, November 1, 2011 to, and including, December 1, 2011.

To convert a certificated Note, a holder must (1) complete and sign a conversion notice, with appropriate signature guarantee, on the back of each Note, (2) surrender the Notes to the Bank of New York Mellon Corporation, which is serving as conversion agent, (3) furnish appropriate endorsements and transfer documents if required by the registrar or the conversion agent, (4) pay the amount of interest, if any, the holder must pay in accordance with the indenture, and (5) pay any tax or duty if required pursuant to the indenture. The Notes will be deemed to be converted on the date on which the holder has satisfied all of these requirements.

To convert interests in a global Note, the holder must comply with DTC’s applicable conversion program procedures.

A holder may convert a portion of the Notes. The converted portion must be a principal amount of $1,000 or a multiple of $1,000.

The name and address of the paying agent and conversion agent is as follows:

The Bank of New York Mellon Corporation

Corporate Trust – Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attention: Diane Amoroso

Telephone: 212.815.2742

Fax: 212.298.1915

This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Health Care REIT. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2011, the company’s broadly diversified portfolio consisted of 868 properties in 45 states. More information is available on the company’s website at www.hcreit.com.

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